ATER WYNNE LLP ATTORNEYS AT LAW	Suite 1800 225 S.W. Columbia Portland, OR 97201-6618 503-226-1191 Fax 503-226-0079

October 15, 2002

Pixelworks, Inc.
8100 SW Nyberg
Suite 300
Tualatin, OR 97062

Dear Gentlemen and Ladies:

        We are acting as counsel to Pixelworks, Inc. ("Pixelworks"), in connection with the filing of the Registration Statement (defined below) and in connection with the reorganization among Pixelworks, Pixelworks Nova Scotia Company ("Pixelworks Nova Scotia"), certain shareholders of Jaldi Semiconductor Corp., and Jaldi Semiconductor Corp. ("Jaldi"). The reorganization is structured as an exchangeable share transaction, as provided in the Reorganization Agreement Among Pixelworks, Pixelworks Nova Scotia, Certain Shareholders of Jaldi and Jaldi, dated as of April 30, 2002, (the "Reorganization Agreement") and the Articles of Amendment of Jaldi, filed with the Ministry of Consumer and Commercial Relations, Ontario, Canada on August 29, 2002 (the "Articles of Amendment").

        For purposes of rendering this opinion, we have examined and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, representations and warranties contained in the following documents:

1.
Framework Agreement between Jaldi, Pixelworks and the Selling Shareholders Identified on Schedule A attached thereto, dated January 26, 2001;

2.
Reorganization Agreement;

3.
Articles of Amendment;

4.
Exchangeable Share Support Agreement between Pixelworks, Pixelworks Nova Scotia and Jaldi, dated September 6, 2002;

5.
Voting and Share Trust Agreement between Jaldi, Pixelworks, Pixelworks Nova Scotia and CIBC Mellon Trust Company, dated September 6, 2002;

6.
Registration Statement on Form S-3, dated October 15, 2002, registering the Pixelworks common stock issuable upon exchange of exchangeable shares (the "Registration Statement"); and

7.
Such other instruments and documents related to the formation, organization and operation of Pixelworks, Pixelworks Nova Scotia, and Jaldi, the consummation of the reorganization and the transactions contemplated by the foregoing documents as we have deemed necessary or appropriate.

        Except as otherwise indicated herein, capitalized terms used in this opinion are defined in the Reorganization Agreement.

        In rendering this opinion, we have assumed or obtained representations and are relying thereon (without any independent investigation or review thereof) that:

1.
Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

2.
Any representation or statement referred to herein made "to the best of knowledge" or otherwise similarly qualified is correct without such qualification;

P O R T L A N D S E A T T L E

ATER WYNNE LLP ATTORNEYS AT LAW

October 15, 2002

3.
The reorganization will be effective under applicable laws of Canada, the United States and political subdivisions of Canada and the United States;

4.
Pixelworks Nova Scotia is an unlimited liability company existing under the laws of the Province of Nova Scotia, and Pixelworks is the sole beneficial owner of all of Pixelworks Nova Scotia's outstanding capital stock and all outstanding rights to acquire such capital stock;

5.
For United States federal income tax purposes Pixelworks, Pixelworks Nova Scotia and Jaldi intend to treat the exchangeable shares as stock of Jaldi, a foreign corporation; and

6.
All representations, warranties and statements made or agreed to by Pixelworks, Pixelworks Nova Scotia, and Jaldi, their managements, employees, officers, directors and stockholders in connection with the reorganization, including, but not limited to, those set forth in the Reorganization Agreement (including exhibits thereto) are true and accurate at all relevant times.

        Based on the foregoing documents, materials, assumptions and information, and subject to the qualifications and assumptions set forth herein and in the Registration Statement, it is our opinion that the statements regarding United States federal income tax consequences set forth in the Registration Statement under the heading "Income Tax Considerations—U.S. Federal Income Tax Considerations," insofar as they constitute statements of law or legal conclusions, are correct in all material respects.

        This opinion is based on the existing provisions of the Code, Treasury Regulations (including Temporary and Proposed Treasury Regulations) promulgated under the Code, published Revenue Rulings, Revenue Procedures and other announcements of the Internal Revenue Service (the "IRS") and existing court decisions, any of which could be changed at any time. Any such changes might be retroactive with respect to transactions entered into prior to the date of such changes and could significantly modify this opinion. We undertake no responsibility to advise you of any subsequent developments in the application, operation or interpretation of the United States federal income tax laws.

        No opinion is expressed as to any transaction other than the reorganization, including any transaction undertaken in connection with the reorganization. No opinion is expressed as to any federal, state or local, foreign or other tax consequences, other than as set forth in the Registration Statement under the heading "Income Tax Considerations—U.S. Federal Income Tax Considerations."

        In reviewing this opinion, you should be aware that this opinion represents our conclusions regarding the application of existing United States federal income tax law to the holders of exchangeable shares. If the facts vary from those relied upon (including if any representations, covenants, warranties or assumptions upon which we have relied are inaccurate, incomplete, breached or ineffective), this opinion could be inapplicable. You should be aware that an opinion of counsel represents only the best legal judgment of counsel, and has no binding official status of any kind, and that no assurance can be given that contrary positions may not be taken by the IRS or that a court considering the issues would not hold otherwise.

        This opinion is being delivered solely in connection with the filing of the Registration Statement; it may not be relied upon or utilized for any other purpose or by any other person or entity, and may not be made available to any other person or entity, without our prior written consent. We do however, consent to (i) the filing of this opinion as an exhibit to the Registration Statement and (ii) in connection with the delivery of this opinion, the use of our name in the Registration Statement wherever it appears with respect to the discussion of the federal income tax consequences of the reorganization. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,
/s/ ATER WYNNE LLP
Ater Wynne LLP